Consent of Independent Registered Public Accounting Firm

The Board of Directors
OFS Credit Company, Inc:

We consent to the use of our report dated June 27, 2018 with respect to the financial statement of OFS Credit Company, Inc., included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus filed on form N-2.

/s/ KPMG LLP
June 27, 2018
Chicago, Illinois